                                            Edison International

                            Computation of Basic and Diluted Earnings per Share
                                                (Unaudited)

                                                                    Year Ended December 31,
                                                    ---------------------------------------------------------
                                                           2001               2000               1999
                                                            (in thousands, except per share amounts)

Consolidated net income                                     $1,034,945       $ (1,942,797)         $ 623,030
Basic weighted average shares                                  325,811            332,560            347,551
Diluted weighted average shares                                325,984            332,560            348,529
Basic earnings per share                                        $ 3.18            $ (5.84)            $ 1.79
Diluted earnings per share                                      $ 3.17            $ (5.84)            $ 1.79